UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CUMULUS MEDIA INC.

(Name of Registrant as Specified In Its Charter)

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Cumulus Media Inc.

Annual Meeting of Stockholders
April 29, 2005

Notice of Meeting and Proxy Statement

Cumulus Media Inc.
3535 Piedmont Road
Building 14, Fourteenth Floor
Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on April 29, 2005

To the Stockholders of Cumulus Media Inc.:

     The 2005 Annual Meeting of Stockholders of Cumulus Media Inc., a Delaware corporation, sometimes referred to as “the Company,” “we” or “us,” will be held at 3535 Piedmont Road, Building 14, Level C, Atlanta, Georgia 30305, on April 29, 2005 at 9:30 a.m., local time, for the following purposes:

(1)	to reelect Lewis W. Dickey, Jr. as the Class III director;

(2)	to amend the Company’s Amended and Restated Certificate of Incorporation to increase the aggregate number of shares that the Company is authorized to issue from 170,262,000 to 270,262,000 and to increase the number of shares designated as Class A Common Stock from 100,000,000 to 200,000,000;

(3)	to ratify the appointment of KPMG LLP as the Company’s independent auditors for 2005; and

(4)	to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     Only holders of record of shares of our Class A Common Stock or our Class C Common Stock at the close of business on March 11, 2005 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. A list of such stockholders will be open for examination by any stockholder at the time and place of the meeting.

     Holders of a majority of the outstanding shares of our Class A Common Stock and our Class C Common Stock must be present in person or by proxy in order for the meeting to be held. Therefore, we urge you to date, sign and return the accompanying proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person. If you attend the meeting and wish to vote your shares personally, you may do so by validly revoking your proxy at any time prior to the voting thereof.

Lewis W. Dickey, Jr. Chairman, President and Chief Executive Officer
March ,2005

i

Cumulus Media Inc.
3535 Piedmont Road
Building 14, Fourteenth Floor
Atlanta, Georgia 30305

March __, 2005

PROXY STATEMENT

GENERAL MATTERS

Date, Time and Place for the Annual Meeting

     We are furnishing this proxy statement to the holders of our Class A Common Stock and our Class C Common Stock in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting of Stockholders to be held on Friday, April 29, 2005 at 9:30 a.m., local time, at 3535 Piedmont Road, Building 14, Level C, Atlanta, Georgia 30305, on April 29, 2005 at 9:30 a.m., or any adjournment or postponement of that meeting. This proxy statement and the accompanying proxy card are being sent to our stockholders commencing on or about March      ,2005

Record Date; Quorum; Outstanding Common Stock Entitled to Vote

     All holders of record of our Class A Common Stock and our Class C Common Stock at the close of business on March 11, 2005, referred to as the record date, are entitled to notice of, and to vote at, the Annual Meeting. The presence, in person or by proxy, of holders of a majority of the voting power represented by outstanding shares of our Class A Common Stock and our Class C Common Stock, voting together as a single class, is required to constitute a quorum for the transaction of business. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum. A list of stockholders of record will be available for examination at the Annual Meeting. As of the record date, there were 57,823,071 shares of our Class A Common Stock outstanding and 644,871 shares of our Class C Common Stock outstanding.

Voting Rights; Vote Required for Approval

     Holders of our Class A Common Stock are entitled to one vote for each share of Class A Common Stock held as of the record date. Holders of our Class C Common Stock are entitled to ten votes for each share of Class C Common Stock held as of the record date. Holders of shares of our Class A Common Stock and our Class C Common Stock will vote together as a single class on the matters to be voted upon at the Annual Meeting. The Class III Director will be selected by a plurality of the votes cast and, as a result, abstentions, withheld votes and broker non-votes will have no effect on the outcome of the election of the Class III Director. The affirmative vote of a majority of the voting power represented by the outstanding shares of our outstanding Class A Common Stock and Class C Common Stock, voting together as a single class, is required to approve the amendment to our Amended and Restated Certificate of Incorporation. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of our independent auditors for 2005. Abstentions, which will be counted for purposes of determining shares present and entitled to vote at the meeting, will have the effect of votes against the proposals to approve the amendment to our Amended and Restated Certificate of Incorporation and to ratify the appointment of independent auditors.

Voting and Revocation of Proxies

     A proxy card for you to use in voting accompanies this proxy statement. Subject to the following sentence, all properly executed proxies that are received prior to, or at, the Annual Meeting and not revoked will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR the individual nominated to serve as the Class III Director, FOR the proposal to amend our Amended and Restated Certificate of Incorporation and FOR the proposal to ratify the appointment of KPMG LLP.

     If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by attending the meeting and voting in person. In addition, you may revoke any proxy you give at any time before the meeting by delivering a written statement revoking the proxy, or by delivering a duly executed proxy bearing a later date, to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3535 Piedmont Road, Building 14, Fourteenth Floor, Atlanta, Georgia 30305, so that it is received prior to the meeting, or at the meeting itself. If you have executed and delivered a proxy to us, your attendance at the meeting will not, by itself, constitute a revocation of your proxy.

Solicitation of Proxies

     We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

Other Matters

     Except for the votes on the proposals described in this proxy statement, no other matter is expected to come before the Annual Meeting. If any other business properly comes before the Annual Meeting, the persons named in the proxy will vote in their discretion to the extent permitted by law.

PROPOSALS YOU MAY VOTE ON

1. Election of the Class III Director

     Our Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. One director is currently in the class for which the term of office expires at the Annual Meeting.

     The Class III Director, Lewis W. Dickey, Jr., has been nominated for reelection by our Board, upon the recommendation of a majority of our independent directors. Accordingly, our Board urges you to vote FOR the reelection of that nominee for Class III Director. The Class III Director will serve until the 2008 Annual Meeting of Stockholders or until he is succeeded by another qualified director who has been elected. No other class of directors has a term that expires this year.

     Detailed information about Mr. L. Dickey is provided in “Members of the Board of Directors” elsewhere in this proxy statement. Our Board has no reason to believe that the nominee will be unable to serve as director. If for any reason the nominee become unable to serve, the persons named in the proxy will vote for the election of such other person as our Board may recommend.

     Our Board recommends a vote FOR the reelection of the nominee for Class III Director.

2. Amendment of the Amended and Restated Certificate of Incorporation

     Our Board of Directors is seeking your approval to amend our Amended and Restated Certificate of Incorporation to increase the aggregate number of shares that we are authorized to issue from 170,262,000 to 270,262,000 and to increase the number of shares designated as Class A Common Stock from 100,000,000 to 200,000,000. Our Board has adopted resolutions to accomplish this in the form of a proposed amendment to Article IV of our Amended and Restated Certificate of Incorporation, has determined that such amendment is advisable and is recommending that our stockholders approve such amendment.

     The following is the text of Article IV of our Amended and Restated Certificate of Incorporation, as proposed to be amended:

ARTICLE IV

AUTHORIZED SHARES

     The aggregate number of shares which the Company is authorized to issue is 270,262,000, divided into four classes consisting of: (i) 200,000,000 shares designated as Class A Common Stock, $.01 par value per share (hereinafter referred to as the “Class A Common Stock”); (ii) 20,000,000 shares designated as Class B Common Stock, $.01 par value per share (hereinafter referred to as the “Class B Common Stock”); (iii) 30,000,000 shares designated as Class C Common Stock, $ .01 par value per share (hereinafter referred to as the “Class C Common Stock”), and (iv) 20,262,000 shares of Preferred Stock, $.01 par value per share (hereinafter referred to as the “Preferred Stock”); of which 250,000 shares are designated as 13 3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock due 2009 (the “Series A Preferred Stock”), having the voting powers, preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions thereon, as set forth on Appendix A attached hereto and made a part of this Amended and Restated Certificate of Incorporation, and of which 12,000 shares are designated as 12% Series B Cumulative Preferred Stock (the “Series B Preferred Stock”), having the voting powers, preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions thereon, as set forth on Appendix B attached hereto and made a part of this Amended and Restated Certificate of Incorporation. The Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be referred to collectively herein as the “Common Stock”.

     As of March 11, 2005, we had 57,823,071 shares of Class A Common Stock issued and outstanding. In addition, we have approximately 12.0 million shares of our Class A Common Stock reserved for issuance under our various existing equity incentive plans and approximately 14.3 million shares of our Class A Common Stock reserved for issuance in possible future acquisitions.

     Our Board believes that the availability of the additional authorized but unissued shares of Class A Common Stock would provide us with the ability to react quickly and in the best interests of us and our stockholders to the various corporate opportunities and other circumstances that might merit the issuance of additional shares of Class A Common Stock in the future. For instance, the additional shares of Class A Common Stock that would be available were this amendment adopted would provide us with the ability, if we wished to do so, to structure and consummate financing transactions, mergers and acquisitions, to implement future equity-based employee benefit plans and to complete other corporate transactions in a timely fashion and without the expense and delay associated with calling a special stockholders’ meeting to increase our authorized capital. Since March 2002, we have issued approximately 13.6 million shares of our Class A Common Stock in connection with strategic acquisitions of other businesses, properties or securities in business combination transactions. Of that total, we have issued approximately 5.7 million shares pursuant to registration statements on Form S-4, utilizing a “shelf” registration process. As of December 31, 2004, of the approximately 14.3 million shares remaining available under the registration statements, based upon the closing price of our Class A Common Stock on the NASDAQ National Market on that date, we have entered into agreements pursuant to which we have the option to issue, in lieu of cash, approximately 3.0 million shares in connection with various acquisitions we expect to complete during 2005. We have no immediate plans, understandings, agreements or commitments to issue any of the additional shares of Class A Common Stock at this time, other than the possible acquisitions as indicated above, and we reserve the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by our Board. No additional action or authorization by our stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the NASDAQ National Market’s rules.

     The terms of the additional shares of Class A Common Stock would be identical to those of the currently outstanding shares of Class A Common Stock. The proposed amendment would not alter the relative rights and limitations of the Class A Common Stock. Under our Amended and Restated Certificate of Incorporation, our stockholders do not have preemptive rights with respect to our Class A Common Stock. Thus, should our Board elect to issue additional shares of our Class A Common Stock, existing holders of our Class A Common Stock would not have any preferential rights to purchase such shares. Depending on the circumstances, any issuance of additional shares of our Class A Common Stock could adversely affect the existing holders of shares of our common stock, including in connection with a third party seeking to acquire control of the Company, by diluting the ownership, voting power and earnings per share of the existing holders of our common stock.

     If the proposed amendment is adopted, it would become effective upon filing of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we currently anticipate would occur as soon as practicable following the Annual Meeting. However, if our stockholders approve the proposed amendment to our Amended and Restated Certificate of Incorporation, our Board retains discretion under Delaware law not to implement the proposed amendment. If our Board was to exercise such discretion, the number of authorized shares would remain unchanged.

     Our Board recommends a vote FOR the amendment to our Amended and Restated Certificate of Incorporation to increase the aggregate number of shares that we are authorized to issue from 170,262,000 to 270,262,000 and to increase the number of shares designated as Class A Common Stock from 100,000,000 to 200,000,000.

3. Ratification of the Appointment of KPMG LLP as Independent Auditors

     The Audit Committee of the Board of Directors is required by law and applicable listing standards of the NASDAQ National Market to be directly responsible for the appointment, compensation and retention of our independent auditors. The Audit Committee has selected KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005, and urges you to vote FOR ratification of the appointment. KPMG has served as our independent auditors since May 5, 2000. While stockholder ratification of the selection of KPMG LLP as our independent auditors is not required by our by-laws or otherwise, our Board is submitting the selection of KPMG LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

     Representatives of KPMG LLP will be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions from stockholders.

Auditor Fees and Services

Audit Fees

     KPMG LLP has billed us $1,258,633, in the aggregate, for professional services rendered by KPMG LLP for the audit of our annual financial statements for the fiscal year ended December 31, 2004 and reviews of the interim financial statements included in our quarterly reports on Form 10-Q filed during the fiscal year ended December 31, 2004. In 2004, audit fees also included fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

     For similar services rendered during the fiscal year ended December 31, 2003, KPMG LLP billed us $549,749.

Audit Related Fees

     KPMG LLP has billed us $16,000, in the aggregate, for professional services rendered by KPMG LLP for the audit of our 401(k) plan during 2003. KPMG LLP did not provide such services for 2004.

Tax Fees

     KPMG LLP has billed us $220,565, in the aggregate, for tax consulting and tax return preparation services during 2004. For similar services during 2003, KPMG LLP billed us $237,572.

All Other Fees

     KPMG LLP has billed us $1,500 for access to its on-line research library during the fiscal year ended December 31, 2004.

Policy on Pre-Approval of Services Performed by Independent Auditors

     The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent auditors during the fiscal year. The Audit Committee regularly considers all non-audit fees when reviewing the independence of our independent auditors.

     Our Board recommends a vote FOR the ratification of KPMG LLP as independent auditors.

INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors held four regularly scheduled meetings and two special meetings during 2004. Each director attended at least 75% of the meetings of the Board and the committees on which they served.

     Our Board has reviewed the independence of each of its members and has determined that all directors (except for our Chairman, Mr. L. Dickey, who also is our President and Chief Executive Officer) are “independent,” as such term is defined under the current listing standards of the NASDAQ National Market (the “NASDAQ Rules”).

     It is primarily our Board’s responsibility to oversee the management of our business. To assist in carrying out this responsibility, our Board has established the two standing committees described below.

Committees of the Board

     The Audit Committee. The purposes of the Audit Committee are to assist our Board in fulfilling its oversight responsibilities with respect to our accounting, reporting and oversight practices, our compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence, and the performance of our independent auditors and our own internal audit function. The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements on behalf of our Board. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors (including resolution of any disagreements between our management and independent auditors regarding financial reporting), and such independent auditors report directly to the Audit Committee.

     The Audit Committee met eight times in 2004. The current members of the Audit Committee are Robert H. Sheridan, III (Chairman), Ralph B. Everett and Eric P. Robison, none of whom is our employee. Our Board has determined that each Audit Committee member is “independent,” as such term is defined under the rules of the SEC and the NASDAQ Rules applicable to audit committee members, and meets the NASDAQ Rules’ financial literacy requirements. None of the current members has participated in the preparation of the financial statements of Cumulus or its subsidiaries at any time during the past three years. Our Board has determined that Mr. Sheridan (i) is an “audit committee financial expert,” as such term is defined under the rules of the SEC, and (ii) meets the NASDAQ Rules’ professional experience requirements.

     The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, and the NASDAQ Rules.

     The Compensation Committee. The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and stock-based compensation for our executive officers. The Compensation Committee met two times in 2004. The current members of the Compensation Committee are Messrs. Robison (Chairman) and Sheridan, and Holcombe T. Green, Jr., each of whom is “independent,” as such term is defined under the NASDAQ Rules.

Nomination Process

     Our Board does not have a standing nominating committee. Nominations for the election of directors at annual meetings have generally been made by the full Board (and the director nominated for reelection at the Annual Meeting has been recommended for nomination by all of our independent directors). Due to the small size of our Board, and the historically small turnover of its members, we do not currently foresee the need to establish a separate nominating committee or adopt a charter to govern the nomination process. Similarly, we do not have a formal process for identifying and evaluating nominees for director. Generally, director candidates have been first identified by evaluating the current members of our Board whose term will be expiring at the next annual meeting and who are willing to continue in service. If a member whose term is expiring no longer wishes to continue in service, or if our Board decides not to re-nominate such member, our Board would then commence a search for qualified individuals meeting the criteria discussed below. Research may also be performed to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate, or assist in identifying or evaluating, potential director nominees. In accordance with Company policy and the NASDAQ Rules, future nominees for director (other than a Class II director nominated pursuant to certain contractual rights held by one of our stockholders) will continue either to be (i) recommended by a majority of the independent directors for selection by our Board or (ii) discussed by the full Board and approved for nomination by the affirmative vote of a majority of our Board, including the affirmative vote of a majority of the independent directors.

     Historically, we have not had a formal policy with regard to the consideration of director candidates recommended by our stockholders. To date, our Board has not received any recommendations from stockholders requesting that it consider a candidate for inclusion among our Board’s slate of nominees in our proxy statement, other than pursuant to the exercise of the aforementioned contractual rights. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received, or will not be considered, if one is received in the future. Our Board will give consideration to the circumstances in which the adoption of a formal policy would be appropriate.

     Our Board evaluates all candidates based upon, among other factors, a candidate’s financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder, “independence” (for purposes of compliance with the rules of the SEC and the NASDAQ Rules), and willingness, ability and availability for service. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Board may also consider such other factors as it may deem are in the best interests of us and our stockholders.

     Our by-laws provide for stockholder nominations to our Board, subject to certain procedural requirements. To nominate a director to our Board, you must give timely notice of your nomination in writing to our Corporate Secretary, not later than 90 days prior to the anniversary date of the annual meeting of stockholders in the preceding year. All such notices must include (1) your name and address, (2) a representation that you are one of our stockholders, and will remain so through the record date for the upcoming Annual Meeting, (3) the class and number of shares of our common stock that you hold (beneficially and of record), and (4) a representation that you intend to appear in person or by proxy at the upcoming Annual Meeting to make the nomination. You must also provide information on your prospective nominee, including such person’s name, address and principal occupation or employment, a description of all arrangements or understandings between you, your prospective nominee and any other persons (to be named), the written consent of the prospective nominee, and such other information as would be required to be included in a proxy statement soliciting proxies for the election of your prospective nominee.

MEMBERS OF THE BOARD OF DIRECTORS

Class III Director Nominated for Reelection to Serve until the 2008 Annual Meeting

     Lewis W. Dickey, Jr., age 43, has served as our Chairman, President and Chief Executive Officer since December 2000, and as a Director since March 1998. Mr. L. Dickey is one of our founders and initial investors, and served as our Executive Vice Chairman from March 1998 to December 2000. Mr. L. Dickey is the founder and was the President of Stratford Research, Inc., or Stratford, from September 1985 to March 1998 and owns 25% of the outstanding capital stock of Stratford. Stratford is a strategy consulting and market research firm advising radio and television broadcasters as well as other media related industries. Mr. L. Dickey is a nationally regarded consultant on radio strategy and the author of The Franchise-Building Radio Brands, published by the National Association of

Broadcasters, one of the industry’s leading texts on competition and strategy. He holds Bachelor of Arts and Master of Arts degrees from Stanford University and a Master of Business Administration degree from Harvard University. He is the brother of John W. Dickey, our Executive Vice President.

Class I Directors with a Term Expiring at the 2006 Annual Meeting

     Ralph B. Everett, age 53, has served as one of our directors since July 1998. Mr. Everett has been a partner with the Washington, D.C. office of the law firm of Paul, Hastings, Janofsky & Walker LLP, where he heads the firm’s Federal Legislative Practice Group, since October 1989. In 1998, Mr. Everett was appointed by President Clinton as United States Ambassador to the 1998 International Telecommunication Union Plenipotentiary Conference. He is a director and a member of the Investment Committee of Shenandoah Life Insurance Company. He is also a member of the Board of Visitors of Duke University Law School.

     Holcombe T. Green, Jr., age 65, has served as one of our directors since May 2001. Mr. Green is currently a private investor. He served as the Chairman and Chief Executive Officer of WestPoint Stevens, Inc. from 1992 to 2003. Mr. Green is also the founder and principal of Green Capital Investors, L.P., a private investment partnership, and certain other affiliated partnerships.

Class II Directors with a Term Expiring at the 2007 Annual Meeting

     Eric P. Robison, age 45, has served as one of our directors since August 1999. Mr. Robison is the President of IdeaTrek, Inc., a company that provides business consulting services. From 1994 to 2002, Mr. Robison worked for Vulcan Inc., the holding company that manages all personal and business interests for investor Paul G. Allen, as Vice President, Business Development, managing various projects and investigating investment opportunities. Mr. Robison currently serves as a Director of CNET Media Networks, Inc.

     Robert H. Sheridan, III, age 42, has served as one of our directors since July 1998. Mr. Sheridan served as a member of the Investment Committee of Cumulus Media, LLC, our predecessor entity, from April 1997 until its dissolution in June 1998. Mr. Sheridan has served as a Senior Vice President and Managing Director of Banc of America Capital Investors, or BACI, the principal investment group within Bank of America Corporation since January 1998, and is a Senior Vice President and Managing Director of BA Capital, which was formerly known as NationsBanc Capital Corp. He was a Director of NationsBank Capital Investors, the predecessor of BACI, from January 1996 to January 1998. Mr. Sheridan currently serves as a director of several privately held companies.

     Pursuant to our certificate of incorporation and a voting agreement entered into by Cumulus, BA Capital (through its predecessor entity) and the holders of our Class C Common Stock, such stockholders have the right, voting as a single class, to elect one director to our Board, referred to as the Class C Director, and such stockholders are obligated to elect a person designated by BA Capital to serve as such director. The rights and obligations under the voting agreement shall continue until such time that BA Capital, together with its affiliates, no longer own at least 50% of the number of shares of our common stock as BA Capital held on June 30, 1998. At such time, the term of the Class C Director, and the right of the holders of our Class C Common Stock to elect the Class C Director, shall terminate. Mr. Sheridan has served as BA Capital’s designee since July 1998.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

     We do not have a formal procedure for stockholder communication with our Board. Any matter intended for our Board, or for any individual member or members of our Board, should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, with a request to forward the same to the intended recipient. In the alternative, stockholders may direct correspondence to our Board to the attention of the chairman of the Audit Committee of the Board, in care of Richard S. Denning, Corporate Secretary, at our principal executive offices. All such communications will be forwarded unopened.

     We do not have a formal policy regarding attendance by directors at our annual meetings, but we encourage all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting. All incumbent directors and nominees attended last year’s annual meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists information concerning the beneficial ownership of our common stock as of February 18, 2005 (unless otherwise noted) by (i) each of our directors and each of our other executive officers who were employed as of December 31, 2004 and who earned in excess of $100,000 during 2004, collectively referred to as our named executive officers, and their affiliates, (ii) all of our directors and executive officers as a group, and (iii) each person known to us to own beneficially more than 5% of any class of our common stock.

	Class A Common		Class B Common		Class C Common
	Stock(1)		Stock(1)		Stock(1)(2)
							Percentage
	Number of		Number of		Number of		of Voting
Name of Stockholder	Shares	Percentage	Shares	Percentage	Shares	Percentage	Control
BancAmerica Capital Investors SBIC I, LP(3)	—	—	9,650,763	83.0%	—	—	—
B.A. Capital Company, L.P.(3)	945,250	1.6%	1,979,996	17.0%	—	—	1.4%
Chilton Investment Company, Inc.(4)	4,022,726	6.8%	—	—	—	—	6.2%
FMR Corp.(5)	6,428,165	10.9%	—	—	—	—	9.8%
Lewis W. Dickey, Jr.(6)	3,134,947	5.2%	—	—	2,145,561	100%	29.9%
John W. Dickey(7)	2,675,265	4.5%	—	—	—	—	4.0%
Martin R. Gausvik(8)	883,945	1.5%	—	—	—	—	1.3%
John G. Pinch(9)	365,341	*	—	—	—	—	*
Robert H. Sheridan, III(10)	64,999	*	—	—	—	—	*
Ralph B. Everett(11)	153,261	*	—	—	—	—	*
Eric P. Robison(11)	149,904	*	—	—	—	—	*
Holcombe T. Green, Jr.(11)	82,810	*	—	—	—	—	*
All directors and executive officers as a group (8 persons)	7,510,472	11.9%	—	—	2,145,561	100%	34.2%

*	Indicates less than one percent.

(1)	Except upon the occurrence of certain events, holders of Class B Common Stock are not entitled to vote, whereas each share of Class A Common Stock entitles its holder to one vote and, subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class B Common Stock is convertible at any time, or from time to time, at the option of the holder of the Class B Common Stock (provided that the prior consent of any governmental authority required to make the conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock or Class C Common Stock on a share-for-share basis; provided that our Board has determined that the holder of Class A Common Stock at the time of conversion would not disqualify us under, or violate, any rules and regulations of the FCC.

(2)	Subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class C Common Stock is convertible at any time, or from time to time, at the option of the holder of the Class C Common Stock (provided that the prior consent of any governmental authority required to make such conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock on a share-for-share basis; provided that our Board has determined that the holder of Class A Common Stock at the time of conversion would not disqualify us under, or violate, any rules and regulations of the FCC. In the event of the death of Mr. L. Dickey or in the event he becomes disabled and, as a result, terminates his employment with us, each share of Class C Common Stock held by him, or any party related to or affiliated with him, will be automatically be converted into one share of Class A Common Stock.

(3)	The address of BA Capital Company, L.P. and BancAmerica Capital Investors, SBIC I, LP is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255. Includes options to purchase [105,000] shares of Class A Common Stock granted to BA Capital Company, L.P. in connection with its designation of a member to serve on our Board and exercisable within 60 days. This information is based in part on a Schedule 13 D/A filed on April 8, 2003.

(4)	The address of Chilton Investment Company, Inc. is 1266 East Main Street, 7th Floor, Stamford, Connecticut 06902. This information is based on a Schedule 13G filed on February 10, 2005.

(5)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based on a Schedule 13G/A filed on February 14, 2005.

(6)	Represents beneficial ownership attributable to Mr. L. Dickey as a result of his direct ownership of 1,282,449 shares of Class A Common Stock and 644,871 shares of Class C Common Stock, and his controlling interest in DBBC, LLC, which currently holds 10,000 shares of Class A Common Stock. Also includes options to purchase 1,842,498 shares of Class A Common Stock and 1,500,690 shares of Class C Common Stock granted to Mr. Dickey and exercisable within 60 days. Mr. L. Dickey disclaims beneficial ownership of shares owned by DBBC, LLC except to the extent of his pecuniary interest therein.

(7)	Represents beneficial ownership attributable to Mr. J. Dickey as a result of his direct ownership of 1,580,579 shares of Class A Common Stock and options to purchase 1,094,686 shares of Class A Common Stock exercisable within 60 days.

(8)	Represents beneficial ownership attributable to Mr. Gausvik as a result of his direct ownership of 18,691 shares of Class A Common Stock and options to purchase 865,254 shares of Class A Common Stock exercisable within 60 days.

(9)	Represents beneficial ownership attributable to Mr. Pinch as a result of his direct ownership of 79,466 shares of Class A Common Stock and options to purchase 285,875 shares of Class A Common Stock exercisable within 60 days.

(10)	Includes options to purchase 64,999 shares of Class A Common Stock exercisable within 60 days granted to Mr. Sheridan. Does not reflect any shares owned by BancAmerica Capital Investors SBIC I, LP or by BA Capital Company, L.P. Mr. Sheridan is a Senior Vice President and Managing Director of each of BancAmerica Capital Investors SBIC I, LP and BA Capital Company, L.P. and a Managing Director of Bank of America Capital Investors, one of the principal investment groups within Bank of America Corporation. As BA Capital’s designee to our Board, Mr. Sheridan disclaims beneficial ownership of the options except to the extent of his pecuniary interest therein.

(11)	Includes options to purchase 151,261 shares of Class A Common Stock exercisable within 60 days granted to Mr. Everett, 149,904 shares of Class A Common Stock exercisable within 60 days granted to Mr. Robison and 82,810 shares of Class A Common Stock exercisable within 60 days granted to Mr. Green.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, are required to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based solely upon our review of copies of such reports for our 2004 fiscal year, and written representations from our directors and executive officers, we believe that our directors and executive officers, and beneficial owners of more than 10% of our common stock, have complied with all applicable filing requirements for our 2004 fiscal year.

EXECUTIVE COMPENSATION

     The following table sets forth, for the periods indicated, the compensation paid or accrued for services rendered to us in all capacities for the past three years for (i) each person who served as our Chief Executive Officer during 2004, and (ii) each of our other named executive officers.

Summary Compensation Table

					Long-Term
					Compensation
					Awards
					Securities
		Annual Compensation			Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Options(#)	Compensation(4)
Lewis W. Dickey, Jr.	2004	$677,496	$523,600	(1)	500,000	$12,000
Chairman, President and	2003	$577,496	$288,750	(2)	500,000	$12,000
Chief Executive Officer	2002	$525,000	$262,500	(3)	500,000	$12,000
John G. Pinch	2004	$450,000	$150,000	(1)	75,000	$11,380
Executive Vice President	2003	$425,000	$85,000	(2)	—	$11,400
And Chief Operating Officer	2002	$425,000	$70,000	(3)	100,000	$11,150
Martin R. Gausvik	2004	$462,000	$231,000	(1)	100,000	$15,250
Executive Vice President, Chief	2003	$423,329	$212,000	(2)	150,000	$15,000
Financial Officer and Treasurer	2002	$389,583	$195,000	(3)	250,000	$14,750
John W. Dickey	2004	$450,000	$242,000	(1)	200,000	$12,000
Executive Vice President	2003	$440,000	$220,000	(2)	200,000	$12,000
	2002	$400,000	$200,000	(3)	250,000	$12,000

(1)	In February 2005, we awarded and paid Messrs. L. Dickey, J. Dickey, Pinch and Gausvik their respective bonuses for the fiscal year ended December 31, 2004. We consider the bonuses paid in fiscal year 2005 as being earned in fiscal year 2004.

(2)	In February 2004, we awarded and paid Messrs. L. Dickey, J. Dickey, Pinch and Gausvik their respective bonuses for the fiscal year ended December 31, 2003. We consider the bonuses paid in fiscal year 2004 as being earned in fiscal year 2003.

(3)	In February 2003, we awarded and paid Messrs. L. Dickey, J. Dickey and Gausvik their respective bonuses for the fiscal year ended December 31, 2002. We consider the bonuses paid in fiscal year 2003 as being earned in fiscal year 2002.

(4)	During the fiscal year ended December 31, 2004, we paid automobile allowances of $12,000, $8,400, $12,000 and $12,000 to Messrs. L. Dickey, Pinch, Gausvik and J. Dickey, respectively. In addition, during the fiscal year ended December 31, 2004, we made $2,980 and $3,250 in 401(k) matching contributions for Messrs. Pinch and Gausvik, respectively.

Option Grants in Last Fiscal Year

     The following table sets forth information regarding grants of stock options made to our named executive officers during the 2004 fiscal year:

	Individual Grants
		% of Total
	Number of	Options	Exercise or
	Securities	Granted to	Base Price		Grant Date
	Underlying	Employees in	Per Share		Present
Name	Options Granted	Fiscal Year	($/Sh)	Expiration Date	Value(1)
Lewis W. Dickey, Jr	500,000	46.1%	$19.38	May 13, 2014	$6,496,311
John G. Pinch	75,000	6.9%	$19.38	May 13, 2014	$974,447
Martin R. Gausvik	100,000	9.2%	$19.38	May 13, 2014	$1,299,262
John W. Dickey	200,000	18.4%	$19.38	May 13, 2014	$2,598,524

(1)	The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: (i) dividend yield of 0.00%; (ii) expected volatility of 51.23% (iii) risk-free interest rate of 4.46%; and (iv) expected life of ten years.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

     The following table sets forth information concerning option exercises in the fiscal year ended December 31, 2004 by our named executive officers and the value of each such officer’s unexercised options at December 31, 2004:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options
	Acquired on	Value	December 31, 2004		at December 31, 2004(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Lewis W. Dickey, Jr	—	—	3,218,187	812,503	$9,573,465	$606,269
John G. Pinch	21,892	$332,227	265,563	132,814	$1,083,289	$61,315
Martin R. Gausvik	—	—	815,623	234,377	$4,904,623	$250,627
John W. Dickey	—	—	1,038,436	340,626	$4,663,665	$276,884

(1)	Based upon a per share price of our Class A Common Stock of $15.08. This price represents the closing price for our Class A Common Stock on the NASDAQ National Market on December 31, 2004.

Non-Employee Director Compensation

     Non-employee directors receive a fee of $7,500 per quarter ($30,000 annually). Additionally, each director receives an additional $2,500 per quarter ($10,000 annually) for each committee membership he holds. Each director also receives a $1,500 fee for each in-person meeting of our Board (or for each in-person meeting of a committee, if not conducted in connection with a Board meeting) and $300 for each telephonic meeting of our Board or a committee thereof. Finally, each director receives reimbursement of out-of-pocket expenses incurred in connection with attendance at each such meeting.

     In 2004, Mr. Sheridan and Mr. Robison were each granted options to purchase a total of 40,000 shares of our Class A Common Stock and Mr. Everett and Mr. Green were each granted options to purchase a total of 35,000 shares of our Class A Common Stock. Such options are exercisable at the fair market value of the Class A Common Stock at the date of grant. These options vest 25% per year, with each option being fully exercisable four years from the date of grant.

Employment Agreements

     As discussed more particularly below, we have entered into employment agreements with each of our named executive officers. Subject to certain exceptions, these employment agreements prohibit each of our named executive officers from competing with us for a specified period of time after a termination of employment.

     Lewis W. Dickey, Jr. serves as our Chairman, President and Chief Executive Officer. Under the terms of his Second Amended and Restated Employment Agreement, dated as of October 14, 2004, he is entitled to receive an initial annual base salary of $750,000, subject each year to merit increases, as the Compensation Committee deems appropriate. The agreement provides that Mr. L. Dickey may receive a bonus of up to 75% of his base salary in the event that annual bonus targets, as determined by the Compensation Committee, are met during the relevant year. Mr. L. Dickey’s employment agreement has a three-year term ending July 1, 2007, with automatic one-year extensions, subject to mutual rights not to extend.

     Mr. L. Dickey’s employment agreement also provides that he shall be granted (i) 125,000 shares of time-vested restricted Class A Common Stock in each of fiscal years 2005, 2006 and 2007; and (ii) 125,000 shares of performance restricted Class A Common Stock in each of fiscal years 2005, 2006 and 2007. The time-vested restricted shares vest at the rate of 50% on the second anniversary of the grant date, 25% on the third anniversary, and the remaining 25% on the fourth anniversary, all contingent upon Mr. L. Dickey’s continued employment with us. Vesting of 50% of the performance restricted shares is dependent upon achievement of Board-approved criteria for the fiscal year of the date of grant and vesting of the remaining 50% of the performance restricted shares is dependent upon achievement of Board-approved criteria for the following fiscal year, in each case contingent upon Mr. L. Dickey’s continued employment with us. Any performance restricted shares that do not vest according to this schedule will vest on the eighth anniversary of the date of grant, provided that Mr. L. Dickey has remained in our continuous employment through that date. In the event that there is a change in control of the Company, as defined in his employment agreement, then any issued but unvested portion of the restricted stock grants held by Mr. L. Dickey shall become immediately and fully vested. Mr. L. Dickey may not transfer, sell, pledge, exchange or assign or otherwise encumber or dispose of restricted shares, except to us, until they vest. In addition to the specified grants of restricted stock, Mr. L. Dickey remains eligible for the grant of stock options or other equity incentives as determined by the compensation committee.

     Mr. L. Dickey’s agreement further provides that in the event we terminate his employment without “cause”, or if he terminates his employment for “good reason” (as these terms are defined in his employment agreement), or in the event of a change in control of the Company, then we will pay to Mr. L. Dickey a lump-sum amount equal to the sum of (A) his earned but unpaid base salary through the date of termination, (B) any earned but unpaid target bonus amount for any completed fiscal year, (C) any unreimbursed business expenses or other amounts due from us as of the date of termination, and (D) any earned portion of the bonus amount for the year in which termination of employment occurs. We shall also pay to Mr. L. Dickey the greater of (i) the amount equal to the aggregate base salary payments (at the rate in effect at the time of termination) that remain payable to him from the date of termination until the expiration of the agreement term, or (ii) the amount equal to the sum of (1) the annual base salary in effect at the time of termination and (2) the amount of the annual bonus paid to Mr. L. Dickey for the fiscal year ended immediately prior to the year of termination.

     In the event Mr. L. Dickey voluntarily terminates his employment for good reason, he shall forfeit all unvested time-vested restricted shares and performance restricted shares. In the event we terminate his employment without cause, 50% of any unvested time-vested restricted shares and performance restricted shares shall become immediately and fully vested, and the remaining 50% of any time-vested restricted shares and performance restricted shares shall be forfeited. However, if we terminate Mr. L. Dickey’s employment without cause within six months of a change-in-control, then 100% of any issued but unvested restricted shares shall become immediately and fully vested.

     In the event Mr. L. Dickey is terminated with cause, or if he terminates his employment without good reason, then we are only obligated to pay him for compensation, bonus payments or unreimbursed expenses that were accrued but unpaid through the date of termination or resignation. Further, Mr. L. Dickey shall forfeit all unvested restricted shares.

     Mr. L. Dickey’s employment agreement cancels and supersedes our prior employment agreement with him, except with respect to provisions relating to the grant of equity incentives previously granted and with respect to provisions relating to the reduction of Mr. L. Dickey’s February 2000 loan, further described below. Those provisions, which were set forth in our prior employment agreement with him in July 2001, remain in effect according to their original terms and conditions with no changes.

     Under Mr. L. Dickey’s prior employment agreement, as further consideration for the services to be rendered by Mr. L. Dickey through December 31, 2006, we agreed to the following with respect to the loan made by us to Mr. L. Dickey and evidenced by that certain Promissory Note dated February 2, 2000, in the original principal amount of $4,992,000, referred to as the Loan: (i) to reduce the per annum interest rate of the loan from 9% to 7% and to extend the maturity to December 31, 2006; and (ii) to provide that the Loan (principal and related accrued interest) shall be forgiven in 2006, or sooner as provided for in the agreement, based on Mr. L. Dickey’s continued employment with us through December 31, 2006, and on the satisfaction of double trigger performance goals. The first trigger involves an annual determination over the period of 2001 through 2005 of whether (a) the objective Board-approved EBITDA budgeting goals for each fiscal year were satisfied, or (b) the Compensation Committee of the Board otherwise determines that Mr. L. Dickey’s performance for the year warrants a determination that the first trigger shall be deemed to be satisfied. For each of the fiscal years 2001-05 for which the first trigger is satisfied, the maximum Loan reduction would be 20% of the Loan principal and related accrued interest. The actual reduction of the Loan in such case shall be further contingent upon the satisfaction of the second trigger. The second trigger involves the price per share of our Class A Common Stock. For each of the fiscal years 2001-05 for which the first trigger has been satisfied (each a “First Trigger Year”), the Loan reduction, expressed as a percentage of principal and related accrued interest outstanding up to 20% per each such year, shall be determined as follows: (i) should the highest closing sales price per share of our Common Stock for any day in 2006 as reported on the principal exchange on which the shares of our Class A Common Stock are then traded (such price being referred to as the “Measurement Price”) equal or exceed such closing sales price per share as of July 2, 2001 ($12.85) plus 100% thereof (a total of $25.70), then the Loan reduction percentage applicable to each First Trigger Year shall be 20%; (ii) should the Measurement Price equal or be less than $12.85 plus 50% thereof (a total of $19.275), then the Loan reduction percentage applicable to each First Trigger Year shall be 0% (and there will be no corresponding reduction in the Loan); and (iii) should the Measurement Price be less than $25.70 but more than $19.275, then a proportionate (on a straight-line basis) reduction in the Loan for each First Trigger Year shall be made (e.g., if the Measurement Price is equal to Measurement Date closing sales price per share plus 87.5% thereof (a total of $24.09), then the Loan reduction percentage per First Trigger Year would be 15%. In addition, the Loan will be forgiven in its entirety in the event we undergo a change in control prior to its maturity, and Mr. L. Dickey is still our employee. In accordance with the agreement, the Compensation Committee of the Board conducted an annual review of Mr. L. Dickey’s performance in each of fiscal 2001, 2002, 2003 and 2004 and determined that the requirements of the first trigger for those years had been satisfied. As a result, as of December 31, 2004, and assuming the satisfaction of the 2006 stock-price condition, Mr. L. Dickey would be entitled to forgiveness of 80% of the loan principal and related interest.

     John G. Pinch serves as our Executive Vice President and Chief Operating Officer. Under the terms of his Employment Agreement, dated December 1, 2000, he was entitled to receive an initial annual base salary of $425,000, subject to merit increases, as the Compensation Committee deems appropriate. The agreement provides that Mr. Pinch may receive a bonus of up to $200,000, based upon the achievement of Board-approved budgeted revenue and cash flow targets as adjusted by our Chief Executive Officer and the Compensation Committee in their collective discretion. In addition, Mr. Pinch was entitled to be granted time-vested stock options to purchase shares of our Class A Common Stock as follows: 200,000 in 2000, 150,000 in 2001 and 100,000 in 2002. Mr. Pinch’s employment agreement has a three-year term, which automatically extends each year for one additional year, subject to non-renewal. The initial term expired on December 1, 2003, and since that date has been automatically renewed for successive one-year periods.

     Mr. Pinch’s employment agreement also provides that in the event we terminate his employment without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he shall also receive a severance payment equal to the greater of (i) two-thirds of his aggregate base salary (at the rate in effect at the time of termination), which would remain payable until the expiration of the employment agreement term, or (ii) the amount equal to his annual base salary in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination shall become exercisable. Finally, in the event that we undergo a change in control, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. Pinch shall become immediately exercisable.

     Martin R. Gausvik serves as our Executive Vice President, Treasurer and Chief Financial Officer. Under the terms of his Employment Agreement, dated May 12, 2000, he was entitled to receive an initial annual base salary of $275,000, subject to annual increases of not less than 5.0% during each year of the term of his employment agreement. The agreement provides that Mr. Gausvik may receive a bonus of up to 50% of his base salary, half of which is based upon the achievement of Board-approved budgeted revenue and cash flow targets, and half of which is based upon the discretion of our Chief Executive Officer and the Compensation Committee. In addition, Mr. Gausvik was entitled to be granted time-vested stock options to purchase 300,000 shares of our Class A Common Stock, which were granted in 2000. Mr. Gausvik’s employment agreement has a three-year term, which automatically extends each year for one additional year, subject to non-renewal. The initial term expired on May 12, 2003, and since that date has been automatically renewed for successive one-year periods.

     Mr. Gausvik’s employment agreement provides that in the event we terminate his employment without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he shall also receive a severance payment equal to his annual base salary as in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination shall become exercisable. Finally, in the event that we undergo a change in control, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. Gausvik shall become immediately exercisable.

     John W. Dickey serves as our Executive Vice President. Under the terms of Mr. J. Dickey’s Employment Agreement, dated January 1, 2001, he was entitled to receive an annual base salary of $375,000 for 2001. Such base salary increased to $400,000 for 2002, and has since been subject to additional merit increases, as the Compensation Committee has deemed appropriate. The agreement provides that Mr. J. Dickey may receive a bonus of up to 50% of his base salary, half of which is based upon the achievement of Board-approved budgeted revenue and cash flow targets, and half of which is based upon the collective discretion of our Chief Executive Officer and the Compensation Committee. Mr. J. Dickey’s employment agreement also provided for grants of (i) time-vested stock options to purchase 150,000 shares of our Class A Common Stock in each of 2001 and 2002, and (ii) performance stock options to purchase 100,000 shares of our Class A Common Stock in each of 2001 and 2002, subject to specified anti-dilution requirements. Mr. J. Dickey’s employment agreement has a two-year term, which automatically extends each year for one additional year, subject to non- renewal. The initial term expired on January 1, 2003, and since that date has been automatically renewed for successive one-year periods.

     Mr. J. Dickey’s agreement also provides that in the event we terminate his employment without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he shall also receive a severance payment equal to the greater of (i) two-thirds of the aggregate base salary payments (at the rate in effect at the time of termination) that would remain payable until the expiration of the employment agreement term or (ii) the amount equal to his annual base salary in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination shall become exercisable. Finally, in the event we undergo a change in control, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. J. Dickey shall become immediately exercisable.

Compensation Committee Interlocks and Insider Participation

     During 2004, Eric P. Robison (Chairman), Robert H. Sheridan, III and Holcombe T. Green, Jr., none of whom are our officers or employees, were members of the Compensation Committee of our Board, which determines, or makes recommendations with respect to, compensation matters for our executive officers. None of the Compensation Committee members serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Performance Graph

     The following graph compares the total stockholder return on our Class A Common Stock for the year ended December 31, 2004 with that of (a) the Standard & Poors 500 Stock Index (“S&P 500”); (b) the Nasdaq Stock Market Index (the “Nasdaq Composite”); and (c) an index comprised of radio broadcast and media companies. See note (1) below. The total return calculations set forth below assume $100 invested on December 31, 1999, with reinvestment of dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through December 31, 2004. The stock price performance shown in the graph below should not be considered indicative of future stock price performance.

	12/31/1999	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
Cumulus	100.00%	7.14%	31.88%	29.22%	43.35%	29.71%
S & P500	100.00%	89.86%	78.14%	59.88%	75.68%	82.49%
NASDAQ	100.00%	60.71%	47.93%	32.82%	49.23%	53.46%
Radio Index	100.00%	52.60%	62.11%	54.20%	63.82%	46.32%

(1)	Radio Index comprised of radio broadcast, outdoor and other media companies with the following trading symbols: Clear Channel Communications corporation (CCU), Cox Radio Inc. (CXR), Emmis Broadcasting Corporation (EMMS), Entercom Communications Corp. (ETM), Radio One Inc. (ROIA) and Saga Communications Inc. (SGA).

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board offers this report regarding compensation policies for the Company’s executive officers, including the Company’s Chief Executive Officer.

     The Compensation Committee is responsible for making recommendations to the Board of Directors concerning the compensation levels of the Company’s executive officers. The Compensation Committee also administers the Company’s equity-based compensation plans and determines awards to be made under such plans to its executive officers and to other eligible individuals. The overall goal of the Compensation Committee is to develop executive compensation policies and practices that are consistent with and linked to the Company’s strategic business objectives, and, as part of that goal, the Compensation Committee reviews compensation programs for executive officers annually.

     With respect to 2004, virtually all of the compensation decisions for executive officers were made by the Compensation Committee.

     The Company’s executive compensation programs aim to:

•	link managers’ goals with stockholders’ interests;

•	support the Company’s business plans and long-term goals;

•	link executive compensation to the Company’s performance; and

•	attract and retain talented management.

Types of Compensation

     There are two principal types of compensation:

     (1) Annual compensation. This includes salary and bonus. The Company awards bonuses when profits and other performance criteria meet certain levels.

     (2) Equity Based Compensation. The Company has adopted a series of stock incentive plans for its executive officers and employees since its initial public offering in 1998. Stock option grants have been the primary form of long-term incentive compensation for the Company’s executive officers. The Compensation Committee believes that equity-based awards are an effective means of incentivizing senior management to increase the long-term value of the Company’s common stock.

     In making compensation decisions, it is the Compensation Committee’s current intention to recommend plans and awards which will meet the requirements for deductibility for tax purposes under Section 162(m) of the Tax Code.

Factors Considered in Determining Compensation

     The Compensation Committee desires that the compensation of the Company’s executives be competitive in the broadcast industry and with other U.S. media companies. The Compensation Committee conducts its own review of various elements of the compensation program, and using its assessment of the skills, experience, and achievements of individual executives, the Committee sets the compensation of executives.

     The Compensation Committee surveys the size and success of other companies and the responsibilities of similarly situated executives in determining executive compensation. One goal of the Company’s compensation program is to approximate the survey group’s average compensation, adjusted for company size and performance.

     The Compensation Committee also considers the tax deductibility of compensation paid to the executive officers.

Annual Compensation

Generally

     Annual compensation for the Company’s executives includes salary and bonus. This is similar to the compensation programs of most comparable companies.

     The Compensation Committee aims to pay salaries at the average of the survey companies, adjusted for company size and performance. The Compensation Committee also considers the specific job duties, the executive’s achievements and other applicable criteria.

Bonuses

     The Company provide cash bonuses to executives, market managers and other key personnel based on achievement of the Company’s overall financial performance plan and the achievement of executive-specific performance goals in the applicable fiscal year. Bonus awards have been limited to a percentage of base salary ranging from 10% to 50% depending on the participant’s level of responsibility. Awards are made at the sole discretion of the Company’s Chief Executive Officer and the Compensation Committee, taking into account the above mentioned factors and such other factors as the Compensation Committee might deem relevant from year to year.

Equity Based Compensation

Generally

     Today’s business decisions affect the Company over a number of years. This is why the long-term incentive awards are tied to the Company’s performance and the value of the Company’s common stock over several years. In general, the amount of the long-term incentive awards does not change as much as the amount of the annual bonus awards.

Stock Options

     Stock options have been an important part of the Company’s long-term incentive program. Executive officers who have been granted awards under the Company’s incentive plans only benefit from such awards when there is an increase in the stock price of the Company’s common stock, a measurement of its long-term value.

     In 2004, executives received option grants in amounts commensurate with rank and responsibility. In determining the size of individual option grants for 2004, the Compensation Committee considered the responsibilities and title, as well as the total number of options awarded to all employees.

Chairman and CEO Compensation

Annual Compensation

     In determining the salary of Lewis W. Dickey, Jr., the Company’s Chairman, President and Chief Executive Officer, for 2004, the Committee considered his job duties, the pay practices of other companies and Mr. L. Dickey’s preference for equity-based compensation.

     Mr. L. Dickey’s target bonus for 2004 was established based on the terms of his former employment agreement and Company performance criteria. The actual bonus that Mr. L. Dickey received is based upon the Compensation Committee’s assessment of Mr. L. Dickey’s accomplishments in the past year. In awarding Mr. L. Dickey’s bonus of $523,600, the Compensation Committee considered overall improvements in the Company’s operations and financial position, as well as significant strategic acquisitions and the successful financing transactions that we completed in 2004. The Compensation Committee also considered the deductibility of Mr. L. Dickey’s compensation under the tax laws.

Equity-Based Compensation

     The number of stock options granted to Mr. L. Dickey has been established by the terms of his employment agreements. The value of the stock options granted to Mr. L. Dickey in 2004 will ultimately depend on the Company’s future success and whether that success is reflected in the value of the Company’s common stock over time.

Summary

     The Compensation Committee believes that the executive compensation policies and programs described in this report serve the interests of the Company and its stockholders. Compensation levels for its executive officers are intended to be linked to, and commensurate with, the Company’s performance. The Compensation Committee assesses the compensation policy and programs, and believes they should be measured over a period of time sufficiently long enough to determine whether the Company’s strategic development and implementation are in line with, and responsive to, stockholder expectations.

The Compensation Committee of the Board of Directors:

Eric P. Robison, Chairman Holcombe T. Green, Jr. Robert H. Sheridan, III

AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed with the Company’s management and with KPMG LLP, its independent auditors, the Company’s audited financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2004. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to SAS No. 61, Codification of Statements on Auditing Standards, Communication with Audit Committees.

     The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of certain non-audit services to the Company by KPMG LLP is compatible with maintaining its independence.

     [Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.]

The Audit Committee of the Board of Directors:

Robert H. Sheridan, III, Chairman Ralph B. Everett Eric P. Robison

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On February 2, 2000, we loaned Lewis W. Dickey, Jr., $4,992,000 for the purpose of enabling him to purchase 128,000 shares of our newly issued Class C Common Stock. The price per share of the Class C Common Stock was $39.00, which was the approximate market price for our Class A Common Stock on February 2, 2000. The loan was represented by a recourse promissory note executed by Mr. L. Dickey that provided for the payment of interest at 9.0% per annum or the peak rate that we paid under our then-existing credit facility and for a maturity date of December 31, 2004.

     As described above, pursuant to Mr. L. Dickey’s former employment agreement, we reduced the per annum interest rate on his Loan and extended the maturity date to December 31, 2006. In addition, the former employment agreement continues to provide for forgiveness of the Loan, either in part or in whole, upon the attainment of certain performance targets that include both annual financial targets and stock-price targets. In order for any forgiveness to occur, the closing stock price of our Class A Common Stock must be at least $19.275 on any trading day in 2006. Additionally, the Loan (and accrued interest thereon) will be forgiven in its entirety, regardless of the attainment of the annual financial targets or the 2006 stock price targets, if we undergo a change in control, provided that Mr. L. Dickey is employed by us upon such change in control or that his employment was terminated within the six-month period immediately preceding a change in control. Interest accrues on Mr. L. Dickey’s Loan from February 2, 2000 through December 31, 2006, and all accrued interest and principal is payable on that date. As of December 31, 2004, the original principal of $4,992,000, plus accrued interest of $1,852,087, remains outstanding.

CODE OF ETHICS

     We have adopted a Code of Business Conduct and Ethics, referred to as our Code of Ethics, that applies to all of our employees, executive officers and directors and meets the requirements of the rules of the SEC and the NASDAQ Rules. The Code of Ethics is available on our website, www.cumulus.com, or can be obtained without charge by written request to Richard S. Denning, Corporate Secretary, at our principal executive offices. If we make any substantive amendments to this Code of Ethics, or if our Board grants any waiver, including any implicit waiver, from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person to whom the waiver was granted and the date of the waiver in a current report on Form 8-K.

SUBMISSION OF STOCKHOLDER PROPOSALS

     In accordance with the rules of the Securities and Exchange Commission, if you wish to submit a proposal to be brought before the 2005 Annual Meeting of Stockholders, we must receive your proposal by not later than       , 2005, the date that is 120 days prior to the anniversary of the scheduled date this proxy statement is first being sent to stockholders, in order to be included in our proxy materials relating to that meeting. Stockholder proposals must be accompanied by certain information concerning the proposal and the stockholder submitting it. Proposals should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3535 Piedmont Road, Building 14, Fourteenth Floor, Atlanta, Georgia 30305. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

     In addition, in accordance with the advance-notice provisions of our by-laws, for any proposal to be submitted by a stockholder for a vote at the 2006 Annual Meeting of Stockholders, whether or not submitted for inclusion in our proxy statement, we must receive advance notice of such proposal not later than January 29, 2006, the date that is 90 days prior to the anniversary of this year’s Annual Meeting. The proxy to be solicited on behalf of our Board for the 2006 Annual Meeting of Stockholders may confer discretionary authority to vote on any such proposal received after that date.

FORM OF PROXY CARD

CUMULUS MEDIA INC.

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned appoints Lewis W. Dickey, Jr. and Martin R. Gausvik, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of Cumulus Media Inc. held of record by the undersigned on March 11, 2005, at the Annual Meeting of Stockholders of Cumulus Media Inc. to be held on April 29, 2005, and at any and all adjournments or postponements thereof. Management recommends a vote in favor of Proposal 1, Proposal 2 and Proposal 3.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1, Proposal 2 and Proposal 3.

(Continued and to be dated and signed on reverse side)

CUMULUS MEDIA INC. 2005 ANNUAL MEETING

1.	Proposal to reelect Lewis W. Dickey, Jr. as the Class III Director.

☐	FOR the nominee listed above.	☐	WITHHOLD AUTHORITY to vote for the nominee listed below:

2.	Proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the aggregate number of shares that the Company is authorized to issue from 170,262,000 to 270,262,000 and to increase the number of shares designated as Class A Common Stock from 100,000,000 to 200,000,000.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

3.	Proposal to ratify the Board’s appointment of KPMG LLP as the Company’s independent auditors for 2005.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Dated: , 2005
Signature(s) in box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.